EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-28121 and No. 333-145599) of Fiserv, Inc. of our report dated June 25, 2008 relating to the 2007 financial statements of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries, which appears in this Form 11-K for the year ended December 31, 2007.

/s/ Wipfli LLP

Milwaukee, WI

June 25, 2008